Autotelic Inc.

940 South Coast Drive, Suite 100

Costa Mesa, CA 92626

April 4, 2017

Marina Biotech, Inc.

17870 Castleton Street, Suite 250

City of Industry, CA 91748

Re: Line Letter

Dear Sirs:

Autotelic Inc. (the “Lender”), hereby offers to Marina Biotech, Inc., a Delaware corporation (the “Borrower”), an unsecured line of credit (the “Line”) in an amount not to exceed $500,000 (such amount, the “Maximum Amount”). The proceeds of all advances under the Line will be used for current operating expenses of the Borrower. At the request of Lender, the Borrower shall inform the Lender of the intended use of proceeds of any advance under the Line.

The Lender will respond promptly to any request for credit the Borrower may make. The Lender shall have the right at any time for any reason in its sole and absolute discretion to terminate the Line or reduce the Maximum Amount without notice to the Borrower or any other person. Notice of any such termination or reduction shall be effective immediately and shall permanently terminate or reduce, as the case may be, the Maximum Amount then in effect. Notwithstanding the foregoing: (i) in the absence of a default by Borrower hereunder, the Lender will not demand the repayment of any outstanding advance under the Line from the Borrower except upon thirty business days’ notice; and (ii) Lender hereby agrees that it shall not demand the repayment of any advances that have been made by the Lender to the Borrower hereunder prior to the earlier of: (x) the six (6) month anniversary of the date of this letter; and (ii) the date on which the Borrower (A) makes a general assignment for the benefit of its creditors, (B) applies for or consents to the appointment of a receiver, a custodian, a trustee or liquidator of all or a substantial part of its assets or (z) ceases operations.

Any credit which the Lender may extend will be on such terms and conditions and will bear interest at the rate stated in the promissory note (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Note”), substantially in the form of Exhibit I attached hereto.

The Lender will consider requests for advances under the Line until September 1, 2017, unless this discretionary line is earlier terminated by the Borrower or the Lender. This line of credit is issued subject to the Lender in its sole discretion continuing to be satisfied with the Borrower’s prospects, and the Borrower’s maintenance of a satisfactory relationship with the Lender.

This letter is for the benefit of the Borrower only and is not to be shown to, or relied upon by, third parties. This letter constitutes the entire understanding between the Borrower and the Lender on this subject and supersedes all prior discussions.

This letter is the “Line Letter” referred to in the Note. This letter may be executed by one or more of the parties hereto on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

Please acknowledge your understanding of the above by signing and returning the enclosed copy of this letter.

Very truly yours,

Autotelic Inc.

By:	/s/ Vuong Trieu
Name:	Vuong Trieu
Title:	Chairman

ACKNOWLEDGED AND AGREED AS

OF THE DATE FIRST ABOVE WRITTEN:

MARINA BIOTECH, INC.

By:	/s/ Joseph W. Ramelli
Name:	Joseph W. Ramelli
Title:	Chief Executive Officer

EXHIBIT I

Form of Note